Exhibit 4.5

SUBSCRIPTION LETTER

TO: The Directors of THINKPLUS INVESTMENTS LIMITED (the “Company”, an international business company incorporated under the laws of the British Virgin Islands)

We request you to allot to me Schedule shares of a par value of US$1.00 (the “Subscription Shares”) at a subscription price of the par value of the shares.

We agree to take the Subscription Shares subject to the Memorandum of Association and the Articles of Association of the Company and I authorise you to enter the following name and address in the share register of the Company:

Name:

Address:

Tel:

Fax:

Name of Registered Shareholder (as above):

Per:	/s/

Signature of Individual or Authorised Signatory

Date:

Schedule

No	Name	Share Number	Address	Date
1	Button Software Limited	5,586		27/Feb/2005
2	Team Dragon International Limited	2,964	Room B, 38F, Building C Electronic Science & Technology Building No. 2070 Shen Nan Road Shenzhen, China 518031 Fax: +86-755-8327-3598 Tel: +86-755-8327-3499	10/Mar/2005
3.	Inno Global Technology Limited	2,850	Office Tower, Xin Xing Square Di Wang Commercial Centre 5002 Shen Nan Dong Road Shenzhen, China 518008 Fax: +86-755-2583-0029 Tel: +86-755-8263-8888	10/Mar/2005